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                                                                      EXHIBIT 11

                 CONTINENTAL NATURAL GAS, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

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
                                              THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                              ---------------------------    -------------------------
                                                  1997           1996           1997          1996
                                              ------------   ------------    -----------   -----------
PRIMARY EARNINGS PER SHARE
Net income..................................    $ (139,510)    $ (157,374)    $  847,018    $1,210,237
Cumulative preferred dividends..............      (111,750)      (150,000)      (233,500)     (300,000)
Adjusted net income.........................      (251,260)      (307,374)       623,518       910,237
                                                ----------     ----------     ----------    ----------
Reconciliation of weighted average number of
  shares outstanding to amount used in
  primary earnings per share computation:
  Weighted average number of shares
     outstanding............................     3,613,153      3,613,153      3,613,153     3,459,155
  Weighted average number of common and
     common equivalent shares outstanding...     3,613,153      3,613,153      3,613,153     3,459,155
                                                ----------     ----------     ----------    ----------
  Primary net income (loss) per common
     share..................................        $(0.07)        $(0.08)         $0.17         $0.26
                                                  --------       --------          -----         -----
FULLY DILUTED EARNINGS PER SHARE
Net income..................................      (139,510)      (157,374)       847,018     1,210,237
Cumulative preferred dividends..............      (111,750)      (150,000)      (223,500)     (300,000)
Adjusted net income.........................      (251,260)      (307,374)       623,518       910,237
                                                ----------     ----------     ----------    ----------
Reconciliation of weighted average number of
  shares outstanding to amount used in fully
  diluted earnings per share computation:
  Weighted average number of shares
     outstanding............................     3,613,153      3,613,153      3,613,153     3,459,155
  Dilutive effect of assumed exercise of
     options................................           N/A            N/A        192,720       190,530
  Dilutive effect of assumed exercise of
     warrants...............................
  Weighted average number of common and
     common equivalent shares outstanding...     3,613,153      3,613,153      3,805,873     3,649,685
                                                ----------     ----------     ----------    ----------
Fully diluted net income (loss) per
  common share..............................        $(0.07)        $(0.08)         $0.16         $0.25
                                                  --------       --------          -----         -----
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